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          [Letterhead of Lincoln National Corporation - Law Division]


219/427-3628

                                                   April 13, 1988

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

      Re:   Lincoln National Social Awareness Fund, Inc.
            [File No. 33-19896]
            Shares of Common Stock, $.01 par value

Ladies and Gentlemen:

      As counsel for Lincoln National Social Awareness Fund, Inc., a Maryland corporation (the "Fund"), I have examined the proceedings taken and being taken for the registration by the Fund on the Registration Statement on Form N-lA of an indefinite number of shares of its Common Stock, $.01 par value.

      I have examined all instruments, documents and records which, in my opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, I am of the opinion that the above-described shares of Common Stock will be, if and when issued by the Fund in the manner and upon the terms set forth in said Registration Statement, validly authorized and issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to Form N-1A.

                                      Very truly yours,


                                      /s/ John L. Steinkamp

                                      John L. Steinkamp
                                      Vice President and
                                         Associate General Counsel